Exhibit 99

Guidant Reports Record First Quarter Sales of $934 million, 9 Percent
Sales Growth

    INDIANAPOLIS, Ind.--(BUSINESS WIRE)--April 22, 2004--Guidant
Corporation (NYSE:GDT)

    -- Worldwide implantable defibrillator revenue of $405 million, up 22 percent

    --  Worldwide stent revenue of $171 million, down 22 percent

    -- Progress on drug-eluting stent programs through achievement of important clinical milestones

    -- Company discontinues radiation therapy business; first quarter revenues exclude $9 million; $11 million charge, net of tax, reflected in discontinued operations

    -- Net income of $139 million versus $93 million in the first quarter of 2003

    -- Earnings and adjusted earnings per share from continuing operations were $0.48 and $0.56 versus $0.51 and $0.60 in the first quarter of 2003

    Guidant Corporation (NYSE:GDT), a world leader in the treatment of cardiac and vascular disease, today reported record first quarter sales of $934 million, representing sales growth of $76 million or 9 percent versus the prior year. Foreign currency translations favorably impacted revenue by $33 million.
    The company reported first quarter income and earnings per share from continuing operations of $153 million and $0.48. This includes $25 million ($0.08 per share) of after-tax in-process research and development primarily related to the acquisition of AFx, inc. Excluding these charges, adjusted income and earnings per share from continuing operations were $178 million and $0.56. In the first quarter of 2003, income and earnings per share from continuing operations were $156 million and $0.51 and adjusted income and earnings per share from continuing operations were $185 million and $0.60.
    Please see the attached schedules and the Guidant website at http://www.guidant.com/investors/reconciliations/ for additional information, including a reconciliation of special items, income statements and product sales summaries reclassified for discontinued operations.

    Management Observations

    "Guidant's first quarter results reflect strength across major product lines and solid profitability," commented Ronald W. Dollens, president and CEO, Guidant Corporation. "We improved our position in the growing implantable defibrillator market and broadened our product portfolio in cardiac resynchronization therapy. We gained immediate entry to the U.S. drug eluting stent market through a co-promotion agreement with Johnson & Johnson and advanced our everolimus drug eluting stent program with the completion of enrollment in our SPIRIT FIRST and the initiation of our FUTURE III clinical trials earlier this month."
    Dollens continued, "We believe the publication of both the COMPANION and SCD-HeFT clinical trial results as well as expanded reimbursement will be significant factors supporting solid implantable defibrillator market growth. We look forward to additional regulatory and clinical milestones in our drug eluting stent program including completion of our filing for European approval and initiation of a U.S. pivotal trial."

    First Quarter Financial Highlights:

    -- Sales of products other than U.S. end-user metallic coronary stents represented 93 percent of total revenues and increased 17 percent versus the first quarter of 2003.

    -- Worldwide implantable defibrillator sales increased 22 percent to $405 million, and U.S. implantable defibrillator sales grew 19 percent to $324 million.

    --  Worldwide pacemaker sales increased 13 percent to $180 million, and U.S. pacemaker sales increased 3 percent to $104 million.

    -- Worldwide coronary stent sales of $171 million declined 22 percent compared to the first quarter of 2003; U.S. stent sales totaled $86 million including $65 million from end-user metallic stents.

    -- Worldwide angioplasty product sales of $117 million grew 17 percent compared to the first quarter of 2003.

    -- Sales of cardiac surgery, biliary, peripheral and carotid systems grew 34 percent to $62 million.

    -- Gross margin remained strong at 75.8 percent versus 75.4 percent in the fourth quarter of 2003 and 76.1 percent in the first quarter of 2003.

    -- During the quarter, the company recorded after-tax expense of $10 million or $0.03 per share resulting from the attainment of the third and final restricted stock share-price appreciation target related to the February 2003 grant.

    Financial Guidance

    Guidant also announced today sales and earnings guidance for the second quarter of $910 - $950 million and $0.54 - $0.60 per share. Guidant reiterated full year 2004 sales and earnings guidance at $3.75
- $3.95 billion and $2.40 - $2.55 per share.
    Related GAAP earnings per share guidance for the second quarter and full year are $0.52 - $0.58 and $2.30 - $2.45 per share, which includes the impact of in-process research and development charges
(IPRD) of $0.08 per share in the first quarter and $0.02 per share in the second quarter.
    Guidant provides earnings per share guidance on an adjusted basis from continuing operations because Guidant's management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company's operations period over period - which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as business development activities (including IPRD at acquisition or upon attainment of milestones), strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company's reported operations for a period. Based on existing business development arrangements, the company anticipates that it may record charges to earnings in addition to the $0.10 per share incurred to date of up to $0.14 - $0.20 per share ($45 - $65 million after tax) of IPRD special items in 2004 based primarily on the potential attainment of various milestones in the development of drug eluting stents during the year. The company continues to evaluate business development opportunities, which may generate additional IPRD charges in the balance of the year, and other special items may arise. Further, because the company provides guidance for continuing operations, guidance does not reflect matters classified as discontinued operations. As with guidance, the company provides historical net income and earnings per share on an adjusted basis. Management uses all of these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

    Company to Discontinue Radiation Therapy Products

    Guidant also announced today that the company is discontinuing its GALILEO(R) Intravascular Radiotherapy System for the treatment of in-stent restenosis. This decision was made due to the significant impact of drug eluting stents, and will allow the company to focus on its broader Vascular Intervention product line and drug eluting stent development and clinical trials.
    Guidant has signed an agreement with Novoste Corporation of Norcross, Georgia, to facilitate the transition of Novoste products to existing customers of the GALILEO System in the United States and Canada, if the GALILEO System customer and Novoste mutually desire such a transition. The agreement with Novoste, the one company that specializes in radiation therapy technology, seeks to serve the interests of both companies' customers and patients. Vascular brachytherapy remains the only clinically proven treatment for in-stent restenosis in the United States and Canada.
    Guidant expects this discontinuation to occur in several phases over the next six months. Following a brief transition period, Guidant will close its Houston and Pearland, Texas, facilities. Approximately 100 Guidant employees will be affected by this decision.
    In accordance with generally accepted accounting principles, the financial results for the GALILEO Intravascular Radiotherapy System product line will be reported as discontinued operations. During the first quarter the company recorded a charge of $11 million, net of tax related to the exit of the business.

    Earnings Webcast Information

    As previously announced, Guidant will conduct a live webcast today, Thursday, April 22, at 11:00 a.m. EDT. The live webcast of Guidant's conference call will be accessible through Guidant's website at www.guidant.com/webcast. The webcast will be archived for future on-demand replay. The webcast will also include presentation visuals. This earnings release will be archived at www.guidant.com and additional financial information will be available at www.guidant.com/investors.
    The call will be hosted by Guidant's President and CEO Ronald W. Dollens and will feature a review of current financial results. Also participating on the call will be Keith E. Brauer, vice president, finance and CFO; Fred McCoy, president, Cardiac Rhythm Management, and Dana G. Mead, Jr., president, Vascular Intervention.
    System requirements for the webcast include Internet Explorer 5.0 (or higher) or Netscape Navigator 4.0 (or higher). Users also should have the most recent version of Windows Media Player, which can be downloaded for free at http://www.microsoft.com/windows/windowsmedia/en/download/. Users may experience varying levels of performance based on their connection speed, system capabilities and presence of a corporate firewall. To ensure a connection, users should go to the program five to 15 minutes before its start.

    Guidant Corporation pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The company, driven by a strong entrepreneurial culture of more than 12,000 employees, develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

    Forward Looking Statements

    This release includes forward-looking statements concerning financial guidance, business prospects, and progress with drug eluting stents (DES). The statements are based on assumptions about many important factors, including general business conditions; market trends and competition, including sales growth rates for defibrillator and pacemaker systems and company stent sales trends in light of the competitive product introductions; satisfactory clinical and regulatory progress, particularly with respect to clinical trials relating to DES; any business development activities, including acquisitions that may result in IPRD; economic conditions, including exchange rates; litigation developments and the factors listed on exhibit 99 to Guidant's most recent 10-K. As such, they involve risks that could cause actual results to differ materially. The company does not undertake to update its forward-looking statements.




Guidant Corporation
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)
                       Three Months Ended       Three Months Ended
                        March 31, 2004            March 31, 2003

                             Special   As             Special   As
                     Reported Item  Adjusted  Reported Items  Adjusted
                               (1)                      (2)
                     ------------------------ ------------------------

Net sales             $934.1          $934.1   $857.9          $857.9

Cost of products
 sold                  226.3           226.3    205.1           205.1
                     ------------------------ ------------------------

       Gross profit    707.8           707.8    652.8           652.8

Research and
 development           137.6           137.6    112.8           112.8
Purchased in-process
 research and
 development            26.8 ($26.8)      --     36.5 ($36.5)      --
Sales, marketing and
 administrative        314.7           314.7    269.0           269.0
Interest, net           (1.0)           (1.0)    (1.4)           (1.4)
Royalties, net          12.1            12.1     13.3            13.3
Amortization             7.3             7.3      3.2             3.2
Other, net               2.5             2.5      5.3             5.3
                     ------------------------ ------------------------

Income from
 continuing
 operations before
 income taxes          207.8   26.8    234.6    214.1   36.5    250.6

Income taxes            54.8    1.5     56.3     57.7    7.6     65.3
                     ------------------------ ------------------------
      Tax rate          26.4%           24.0%    27.0%           26.1%

Income from
 continuing
 operations            153.0  $25.3   $178.3    156.4  $28.9   $185.3
                             =================        ================
      % of sales        16.4%           19.1%    18.2%           21.6%

Loss from
 discontinued
 operations, net
 of income taxes       (13.6)                   (63.0)
                     --------                 --------

Net Income            $139.4                    $93.4
                     ========                 ========

Earnings per share--
 basic
  Income from
   continuing
   operations          $0.50  $0.08    $0.58    $0.52  $0.09    $0.61
                                    ==========               =========
  Loss from
   discontinued
   operations, net
   of income taxes     (0.05)                   (0.21)
                     --------                 --------
  Net income           $0.45                    $0.31
                     ========                 ========

Earnings per share--
 diluted
  Income from
   continuing
   operations          $0.48  $0.08    $0.56    $0.51  $0.09    $0.60
                                    ==========               =========
  Loss from
   discontinued
   operations, net
   of income taxes     (0.04)                   (0.21)
                     --------                 --------
  Net income           $0.44                    $0.30
                     ========                 ========

Weighted average
 shares outstanding
  Basic               308.48          308.48   303.20          303.20
  Diluted             318.56          318.56   308.03          308.03

(1) $26.8 million in-process research and development (IPRD) primarily related to the acquisition of AFx, inc., a manufacturer of microwave surgical cardiac ablation medical devices

(2) Special items in 2003 include:

   -- $20.5 million IPRD related to the acquisition of certain assets of Biosensors International's (Biosensors) everolimus eluting stent program, including an exclusive worldwide license to Biosensors' intellectual property in the field of everolimus eluting stents and a non-exclusive license to Biosensors' drug and bioabsorbable polymer formulation technology for use with other drugs

   -- $16.0 million IPRD related to the acquisition of a majority interest in Bioabsorbable Vascular Solutions, a developer of bioabsorbable vascular stent platforms

Guidant Corporation
Condensed Consolidated Balance Sheets
(In millions)

                                                 March 31,    Dec. 31,
                                                   2004         2003
                                                (Unaudited)

Cash and short-term investments                   $1,612.3   $1,468.2
Accounts receivable, net                             799.7      822.9
Inventories                                          414.9      401.9
Other current assets                                 387.2      386.9
                                                 ----------- ---------

    Total current assets                           3,214.1    3,079.9

Other assets                                         832.1      811.1
Property and equipment, net                          772.1      749.1
                                                 ----------- ---------

     Total assets                                 $4,818.3   $4,640.1
                                                  ========== =========

Current liabilities, excluding short-term debt      $634.5     $812.4
Short-term debt                                      250.0      250.0
                                                 ----------- ---------

     Total current liabilities                       884.5    1,062.4

Long-term debt                                       775.1      698.3
Other noncurrent liabilities                         173.9      166.1
Shareholders' equity                               2,984.8    2,713.3
                                                 ----------- ---------

     Total liabilities and equity                 $4,818.3   $4,640.1
                                                  ========== =========

    CONTACT: Guidant Corporation
             Steven Tragash, Corporate Communications, 317-971-2031 Andy Rieth, Investor Relations, 317-971-2061
             Doug Hughes, Investor Relations, 317-971-2039